Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Government Markets Income Trust, which was held on October 31, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of shares
Nominee              For              Withhold Authority
Jeffrey L. Shames   90,629,394.638     2,012,133.846
John W. Ballen      90,645,430.184     1,996,098.300
Lawrence H. Cohn    90,626,888.617     2,014,639.867
Marshall N. Cohan   90,557,312.638     2,084,215.846
J. David Gibbons    90,564,917.945     2,076,610.539
William R. Gutow    90,641,208.638     2,000,319.846
J. Atwood Ives      90,630,597.806     2,010,930.678
Abby M. O'Neill     90,567,666.399     2,073,862.085
Lawrence T. Perera  90,619,040.184     2,022,488.300
William J. Poorvu   90,625,891.184     2,015,637.300
Arnold D. Scott     90,653,731.380     1,987,797.104
J. Dale Sherratt    90,645,340.304     1,996,188.180
Elaine R. Smith     90,619,687.926     2,021,840.558
Ward Smith          90,585,896.380     2,055,632.104
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 66,607,065.140
Against 11,241,540.086
Abstain 1,054,378.946
Broker Non-votes 14,714,025.000
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 63,835,236.872
Against 10,969,784.554
Abstain 989,318.058
Broker Non-votes 16,847,189.000
Item 4. The approval to change the trust's investment policy relating to investments in U.S. government securities from fundamental to nonfundamental.
Number of Shares
For 63,430,985.920
Against 11,279,403.474
Abstain 1,083,950.090
Broker Non-Votes 16,847,189.000
Item 5. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 89,326,439.063
Against 2,360,772.945
Abstain 954,316.476
Item 6. The ratification of the selection of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending November 30, 2001.
Number of Shares
For 90,410,456.189
Against 1,648,427.896
Abstain 582,644.399